Exhibit 10.21

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (the “Agreement”) is made this 29th day of March, 2012 (the “Effective Date”) by and between Michael D. Farkas, an individual with a mailing address of 1691 Michigan Avenue, Suite 425, Miami Beach, FL  33139 and Balance Holdings, LLC, a Florida limited liability company with a mailing address of 1691 Michigan Avenue, Suite 425, Miami Beach, FL  33139 (collectively called “Licensor”) and Car Charging Group, Inc., a Nevada corporation with a mailing address of 1691 Michigan Avenue, Suite 601, Miami Beach, FL  33139 (called “Licensee”).

WHEREAS, Licensor owns all right, title and interest in and to the Patent Rights (as defined below); and

WHEREAS, Licensee desires to gain rights under the Patent Rights and to commercialize products and services covered by the Patent Rights; and

WHEREAS, Licensor is willing to grant and Licensee accepts a license under the Patent Rights in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFOR, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS IN THIS AGREEMENT.

1.1.	“Patent Rights” means:

1.1.1.     U.S. Provisional Patent Application 61529016, any continuations, divisions, re-issues, re-examinations and extensions thereof and corresponding patents and applications in the U.S. or other countries.

1.1.2.     U.S. Provisional Patent Application 61529022, any continuations, divisions, re-issues, re-examinations and extensions thereof and corresponding patents and applications in the U.S. or other countries.

1.2.   “Licensed Process” means any process covered by a claim of the Patent Rights or a claim of any other patent rights licensed under this Agreement. A Licensed Process also includes the provision of any service using a Licensed Product.

1.3.   “Licensed Product” means any article, kit, equipment, system, unit, product or component part covered by a claim of the Patent Rights or a claim of any other patent rights licensed under this Agreement.

1.4.   “Affiliate” is a corporation of which more than 20% of the voting shares are owned by a party, or which owns more than 20% of the voting shares of a party, or of which more than 50% of the voting shares are owned by another Affiliate or if it owns more than 50% of another Affiliate.

2.	GRANT OF LICENSE.

2.1.   Grant: Licensor grants Licensee an unlimited, world-wide, exclusive license under the Patent Rights, to make, have made, use, sell, offer for sale, import and export Licensed Products and to practice Licensed Processes, subject to the following and to the terms and conditions outlined in this Agreement.

2.2.   Sublicensing: Licensee may grant sublicense rights only as follows:

2.2.1.     If a sublicense is required for use of the Licensed Product or Process acquired by an end-user from Licensee, then Licensee may grant the end-user a sublicense restricted to use of Licensed Product or Process only.  Such a sublicense to an end-user shall continue for the life of the Licensed Product or Process or the life of the Patent Rights or any other patent rights which are licensed hereunder, whichever is shorter. The end-user sublicense will continue despite early termination of this Agreement. An end-user shall not have the right to further sublicense any Patent Rights under this Agreement to any other third party.

2.2.2.     Licensee may grant a sublicense to an Affiliate of Licensee provided that Licensee gives written notice to Licensor of such sublicense.  A sublicense granted to an Affiliate will terminate on the earlier of (i) termination of this Agreement or (ii) whenever the sub-licensee ceases to be an Affiliate.

3.     LICENSE FEES, ROYALTIES AND TAXES. Licensee agrees to pay royalties to Licensor (in such percentages as Licensor may direct in writing from time to time) equal to Ten Percent (10%) of the Gross Profits received by Licensee from the bona fide commercial sales and/or use of the Licensed Products and Licensed Processes (“Royalty Payments”).

3.1.   Accounting and Timing of Royalty Payments. Upon making each Royalty Payment, Licensee shall provide Licensor with a summary of the accounting used to determine the amount of Royalty Payment due.  Royalty Payments shall be made by wire transfer and shall be computed on Gross Profits received by the Licensee by the reporting close of each calendar quarter and distributed and paid to Licensor and on a quarterly basis, on or before the expiration of forty-five (45) days after the reporting close of each prior calendar quarter.

3.2.   Failure to Pay by Licensee. Should Licensee fail to make any payments as required herein, and should the Licensee fail to cure the breach created thereby within thirty (30) days of notice by Licensor, any and all rights, title and ownership to the Patent Rights provided to the Licensee under this Agreement shall be forfeited and any and all such  rights, title and ownership to the Patent Rights shall, upon notice of the failure to cure the breach, immediately revert to Licensor, and all monies paid by Licensee until such date shall be retained without forfeiture.

3.3.   For the purpose of this Agreement, “Gross Profits” shall mean total gross revenues less any discounts, manufacturing costs, rebates, shipping costs, handling costs, transportation insurance costs, installation costs, marketing and sales costs, applicable taxes, importation fees, and duties on any and all Licensed Products and/or Licensed Processes sold or used by the Licensee.

3.4.   Licensee hereby agrees to fund, at its sole cost and expense, the development, marketing and sale of the Licensed Products and Licensed Processes and the further registration of the Patent Rights, the Licensed Process and the Licensed Product.  Additionally, Licensee agrees it will develop, market and sell the Licensed Products and Licensed Processes under the name “EVCharge” and that it will take all steps reasonably necessary to maintain the URL and to secure and maintain the trademark rights and other intellectual property rights with regard to such name.

4.     TECHNICAL ASSISTANCE.  Licensor will provide technical assistance to Licensee or sublicensees relating to the use of Patent Rights.

5.     PUBLICITY.

5.1.   Announcements: Licensee shall have the right to make any public announcement regarding this Agreement or the terms hereof.

5.2.   Use of Licensor’s Name: Licensee shall have the right to use Licensor’s name, any abbreviations, words or images in its marketing and promotion of the Licensed Processes and Products.

6.     REPRESENTATIONS AND WARRANTIES OF LICENSOR.

6.1.   Licensor represents that it owns all rights to the Patent Rights that are necessary for granting a license pursuant to this Agreement.

6.2.   Licensor has not taken any action to encumber any of its right, title and interest in the Patent Rights;

6.3.   Licensor has not and shall not misappropriate the trade secrets or intellectual property rights of any other entities in its activities to develop the Patent Rights;

6.4.   Licensor is unaware of any activities by third parties that would constitute infringement of Patent Rights;

6.5.   Licensor is not aware of any claims, judgments or settlements against or owed by Licensor and has not received notice of any pending or threatened claims or litigation relating to the Patent Rights or the use thereof.

6.6.   Licensor has not entered, and will not enter, into any agreement with any third party that is in conflict with the rights granted to the other party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other party under this Agreement; and

6.7.   Licensor’s performance and execution of this Agreement will not result in a breach of any other contract to which it is a party.

7.     Protection of Intellectual Property Rights.

7.1.   Prosecution and Maintenance. Licensor shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain any patents, copyrights or trademarks relating to the Patent Rights.

7.2.   Enforcement.  Each party shall promptly inform the other if it becomes aware of any actions by any third party which might reasonably be expected to constitute misappropriation or unauthorized use or disclosure of the Patent Rights. All parties shall reasonably co-operate to prevent such misappropriation or unauthorized use of the Patent Rights by a third party.  Licensor shall retain full ownership and title to the Patent Rights and shall use its best efforts to preserve and maintain such ownership and title. Licensor shall bear all litigation costs incurred hereunder in the protection and enforcement of the rights relating to the ownership and exploitation of the Patent Rights.

7.3.   Licensee Right to Take Action.  In the event Licensor fails to adequately protect the rights relating to the ownership and exploitation of the Patent Rights, Licensee shall have the right, but not the obligation, to take such measures as it may deem necessary to protect and enforce such rights.  Licensor shall promptly reimburse Licensee for any costs incurred in such protection and enforcement.

7.4.   Preservation.  During the term of this Agreement, the Licensee shall use commercially reasonable efforts to preserve the goodwill associated with the Patent Rights.

8.     DURATION AND TERMINATION. This Agreement shall be effective as of the Effective Date listed in the preamble of this Agreement.  The rights and obligations of this Agreement shall remain in effect until expiration of the last patent licensed under this Agreement, or termination by either party upon notice to the other party following the continuing breach of an obligation or requirement for thirty (30) days after notice of such breach is given.

9.     GENERAL TERMS AND CONDITIONS.

9.1.   Prior Agreement. This Agreement supersedes all prior communications, negotiations and agreements, written or oral, concerning the same subject matter.

9.2.   Entire Agreement. This Agreement represents the entire Agreement between the parties as of the effective date hereof and may only be subsequently altered or modified by an instrument in writing, signed by the parties, which expressly states the intention of affecting this Agreement.

9.3.   Waiver. A failure by any of the parties to assert rights arising from any breach or default of this Agreement shall not be regarded as a waiver of rights. No waiver or toleration implies any continuing or future waiver of rights.

9.4.   Information and Materials. Each party will provide to the other party such information and materials as the parties mutually agree to be necessary or useful to carry out the activities contemplated by this Agreement.

9.5.   Assignment. This Agreement and everything herein contained shall inure to the benefit of and be binding upon the successors and permitted assignees of the parties hereto, but shall not be assigned, sub-licensed, transferred, conveyed, or encumbered by Licensee or Licensor except to the extent otherwise herein expressly provided.

9.6.   Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without regard to its conflicts of laws principles.  Any suit involving any dispute or matter arising under this Agreement may only be brought in State court of Miami-Dade County, Florida which shall have jurisdiction over the subject matter of the dispute or matter.  The parties irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The parties irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against either party in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the party therein described, or by appropriate proceedings under any applicable treaty or otherwise.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.7.   Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 9.5.

9.8.   Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth in the first paragraph of this Agreement.  Notice shall be deemed delivered upon the earlier of (a) when received, (b) three (3) days after deposit into the mail, or (c) the date notice is sent via telefax, telex or cable, (d)the day immediately following delivery to overnight courier (except Sunday and holidays).

9.9.   Counterparts.  This Agreement may  be  executed   in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have each caused this License Agreement to be executed by their duly-authorized representatives as of the Effective Date.

LICENSOR:

BALANCE HOLDINGS, LLC By: The Farkas Group, Inc., its Manager

By:	/s/ Michael D. Farkas
Michael D. Farkas, President

/s/ Michael D. Farkas
Michael D. Farkas, individually

LICENSEE:

CAR CHARGING GROUP, INC.

By:	/s/ Andy Kinard
Andy Kinard, President

FIRSTADDENDUM TO
PATENT LICENSE AGREEMENT

This is the first addendum (this “Addendum”) to that certain Patent License Agreement (the “Agreement”) dated March 29, 2012 by and among Michael D. Farkas and Balance Holdings, LLC (collectively, “Licensor”) and Car Charging Group, Inc. (“Licensee”)

The parties make the following modifications to the Agreement:

1.         Modification.  Section 7.1 shall be deleted in its entirety and shall be replaced with the following:

7.1      Prosecution and Maintenance.  In consideration of Licensor’s exclusive license grant hereunder, Licensee may, in its sole discretion and at its sole cost and expense, prepare and maintain any patents, copyrights or trademarks relating to the Patent Rights.  The foregoing notwithstanding, Licensor shall retain ownership of all Patent Rights and shall be listed as owner on any application filed pursuant to this Section.

2.         Choice of Law, Jurisdiction and Venue.  This Addendum and the Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida.  The parties agree that Florida will be the venue of any dispute and will have jurisdiction over all parties.

3.         Conflicts.  In the event there is a conflict between the provisions of this Addendum and the Agreement, the terms stated in this Addendum shall prevail.  Any terms and conditions stated in the Agreement that remain unchanged by the terms of this Addendum shall remain in full force and effect.

4.         Counterparts.  This Addendum may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

5.         Binding.  This Addendum shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Second Addendum to Investor Relations Consulting Agreement on September 14, 2012.

BALANCE HOLDINGS, LLC	CAR CHARGING GROUP, INC.

/s/ Michael D. Farkas	/s/ Andy Kinard
Michael D. Farkas, Manager	Andy Kinard, President

/s/ Michael D. Farkas
Michael D. Farkas, Individually